Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders



Nuveen Ohio Dividend Advantage Municipal Fund 2
333-66062
811-10445


The annual meeting of shareholders for the above-referenced Fund was held on November 30, 2009 adjourned to January 12, 2010, then to March 23, 2010. At this meeting the shareholders were asked to vote on the election of Board Members, the elimination of Fundamental Investment Policies and the approval of new Fundamental Investment Policies.

Voting results are herein incorporated by reference to the Funds N-CSR filing on May 6, 2010, accession number 0000891804-10-001827.